Exhibit 99.1

IKON ANNOUNCES SECOND QUARTER RESULTS
EPS of $0.24 at High End of Improved Outlook

MALVERN, Pa.—April 24, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the second quarter of fiscal 2008, which ended March 31, 2008. For the second quarter, earnings per diluted share were $0.24, at the high end of the Company’s improved outlook of $0.22 to $0.24 per diluted share provided on April 10, 2008. For the second quarter of fiscal 2007, earnings per diluted share were $0.24.

Total revenue for the second quarter of fiscal 2008 was $1.1 billion, a 1 percent increase year over year, including 1.4 points of currency benefit. Total gross profit increased $6 million year over year to $351 million and resulted in a 30 basis point improvement in gross profit margin. Selling and administrative expenses increased $6 million year over year to $299 million, primarily due to higher sales compensation-related expenses and currency, partially offset by lower administrative expenses. Selling and administrative expenses were 28.2 percent of revenue in the second quarter of fiscal 2008 versus 27.9 percent in the second quarter of fiscal 2007.

Operating income for the second quarter of fiscal 2008 was $52 million, or 4.9 percent of revenue, unchanged from the prior-year quarter. Interest expense, net of interest income, increased $7 million year over year to $16 million and weighted average fully diluted shares declined 27 percent to 94 million, primarily due to the Company’s share repurchase-related activity. The Company’s effective tax rate for the second quarter was 36 percent, up from 28 percent in the prior-year quarter. Net income was $22 million in the second quarter of fiscal 2008, compared with $30 million in the prior-year quarter.

“We are gaining traction from the actions we took to improve our financial performance and built momentum through the quarter,” said IKON Chairman and Chief Executive Officer Matthew J. Espe. “Our new IKON U.S. leadership is off to a great start. We generated strong cash flow and we are on track to reduce costs and expenses by $25 million in fiscal 2008 as part of our spending reduction plan announced in January.”

Second Quarter Fiscal 2008 Financial Details
Equipment revenue, which includes the sale of copier/printer multifunction products, was $455 million, consistent with the prior-year quarter. Total Equipment revenue was driven primarily by growth in the U.S. color office and color production segments of 1 and 18 percent, respectively; growth in Europe; and a currency benefit of 1.6 points; partially offset by lower revenue in the U.S. black and white office and production segments of 7 and 5 percent, respectively. Gross margin on Equipment increased to 26.6 percent from 25.6 percent due to higher average selling prices and a higher mix of used equipment.

Customer Service and Supplies revenue, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, was $344 million, consistent with the prior-year quarter. This performance reflects growth in Europe and a currency benefit of 1.8 points, offset by lower revenue in North America. Customer Service and Supplies revenue in North America declined primarily due to lower total page volume, a decline in analog copier machines in field (MIF) as expected, and a 1 percent decline in digital copier MIF. Total North American digital copier MIF, including On-site Managed Services, increased 2 percent year over year. Gross margin on Customer Service and Supplies was 40.0 percent in the second quarter of fiscal 2008, compared with 41.3 percent in the second quarter of fiscal 2007, primarily due to cost declines in North America, which did not keep pace with revenue.

Managed and Professional Services revenue was $211 million, up 6 percent year over year. On-site Managed Services revenue, which represents approximately two-thirds of total Managed and Professional Services, increased 7 percent. Professional Services grew 9 percent. Off-site Managed Services increased 3 percent. Gross margin on Managed and Professional Services increased to 28.4 percent from 27.3 percent a year ago, primarily due to strong Professional Services revenue on relatively fixed costs and continued contract profitability growth in On-site Managed Services.

Rental and Fees revenue of $34 million declined 3 percent from the prior-year quarter, primarily due to lower rental revenue. Gross margin improved to 77.8 percent from 75.5 percent in the prior year. Other revenue of $16 million declined from $19 million year over year.

Balance Sheet and Liquidity
During the second quarter, the Company’s cash balance increased $61 million to $203 million. The Company reduced inventory $89 million to $268 million and reduced accounts payable $66 million to $242 million in the quarter.

In the first six months of fiscal 2008, the Company generated $61 million of cash from operations, compared to a use of $11 million in the first half of fiscal 2007. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $24 million in the first six months of fiscal 2008, compared with $20 million in the comparable period of fiscal 2007. As a result, free cash flow was $37 million in the first half of fiscal 2008. Free cash flow improved $68 million year over year.

In the second quarter, the Company paid $4 million in dividends to shareholders. In April, IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on June 10, 2008, to holders of record at the close of business on May 19, 2008. At March 31, 2008, actual shares outstanding were 94 million.

During the balance of fiscal 2008, the Company expects to purchase $25 million of its shares as part of its repurchase program. In the near term, the Company expects to repurchase its shares and pay dividends within the covenants of its existing debt agreements and to deploy remaining available cash to reduce debt. In early April, the Company announced the redemption of $50 million of its 2012 Notes. As a result of this partial redemption, the Company expects to incur a $1.7 million pretax loss on the early extinguishment of debt in the third quarter of fiscal 2008.

Outlook
For fiscal 2008, the Company expects its revenue to be flat year over year, its expense-to-revenue ratio to be approximately 28 percent, its operating income margin to be about 5 percent, and its earnings per diluted share to range from $0.92 to $0.98. For the third quarter, the Company expects its earnings per diluted share to range from $0.29 to $0.32. This outlook excludes the $7 million pretax restructuring charge ($0.04 per diluted share) taken in the first quarter of fiscal 2008, any loss from the early extinguishment of debt, and the impact of any future actions the Company may take to improve its business.

For fiscal 2008, the Company anticipates fully diluted weighted average shares to range from 99 to 100 million and free cash flow to range from $80 to $110 million. The Company also anticipates its effective tax rate to approximate 33 percent for fiscal 2008 and be less than 24 percent for the third quarter.

“We are pleased with our execution in the quarter,” said Espe. “We must remain intensely focused on improving sales productivity, driving placement of color machines, growing our annuity streams, improving working capital and reducing costs and expenses.”

Conference Call, Webcast and Replays—Note Updated Dial-in Number
IKON will host a conference call and webcast at 10:00 a.m. EDT on Thursday, April 24, 2008 to discuss its results for the second quarter of fiscal 2008. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (877) 869-3847 (updated).

A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends. To listen, please visit www.ikon.com and click on Investor Relations and then Calendar & Presentations.

Beginning at approximately 12:00 p.m. EDT on April 24, 2008, and ending at midnight EDT on April 28, 2008, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 280810.

2008 Investor Conference
IKON will hold its annual conference for investors and analysts in New York on May 14, 2008. Registration will begin at 1:30 p.m. EDT followed by management presentations beginning at 2:00 p.m. EDT. For additional information, please contact Jim Jacobson, Director of Investor Relations, at jamjacobson@ikon.com.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected third quarter and full fiscal year 2008 results from operations, revenues, cost and expense reductions, margins, tax rate, cash flow, and our strategic priorities, including: growth objectives; operational leverage; and capital strategy initiatives including share repurchases and debt reduction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition, results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, free cash flow and non-GAAP EPS.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

Non-GAAP EPS as used in this presentation, excludes the restructuring charge incurred in the first quarter of fiscal 2008, any loss from the early extinguishment of debt, and the impact of any future actions the Company may take to improve its business. IKON believes this measure provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON OFFICE SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	March 31,	September	30,
	2008	2007
Assets
Cash and cash equivalents	$203,042	$349,237
Accounts receivable, net	577,046	552,716
Lease receivables, net	81,391	84,207
Inventories	268,213	287,503
Prepaid expenses and other current assets	30,490	35,085
Income taxes receivable	4,104	—
Deferred taxes	48,028	48,167

Total current assets	1,212,314	1,356,915

Long-term lease receivables, net	252,795	251,776
Equipment on operating leases, net	62,317	72,052
Property and equipment, net	150,667	154,218
Deferred taxes	30,015	18,144
Goodwill	1,334,523	1,333,249
Other assets	93,737	84,354

Total Assets	$3,136,368	$3,270,708

Liabilities
Current portion of corporate debt	$17,248	$16,798
Current portion of non-corporate debt	59,989	51,077
Trade accounts payable	241,752	263,657
Accrued salaries, wages and commissions	85,724	93,052
Deferred revenues	112,596	109,796
Income taxes payable	—	15,240
Other accrued expenses	136,358	129,323

Total current liabilities	653,667	678,943
Long-term corporate debt	724,154	576,199
Long-term non-corporate debt	180,036	181,334
Other long-term liabilities	160,033	128,211

Total Shareholders’ Equity	1,418,478	1,706,021

Total Liabilities and Shareholders’ Equity	$3,136,368	$3,270,708

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Equipment	$ 454,640	$453,686
Customer service and supplies	344,347	345,267
Managed and professional services	211,057	198,237
Rental and fees	33,521	34,576
Other	15,635	18,970

	1,059,200	1,050,736

Cost of Revenues
Equipment	333,541	337,709
Customer service and supplies	206,658	202,691
Managed and professional services	151,134	144,211
Rental and fees	7,435	8,486
Other	9,873	12,630

	708,641	705,727

Gross Profit
Equipment	121,099	115,977
Customer service and supplies	137,689	142,576
Managed and professional services	59,923	54,026
Rental and fees	26,086	26,090
Other	5,762	6,340

	350,559	345,009

Selling and administrative	299,060	293,280
Restructuring benefit	71	-

Operating income	51,570	51,729

Interest income	880	3,039
Interest expense	17,041	12,530

Income before taxes on income	35,409	42,238
Taxes on income	12,920	11,785

Net income	$ 22,489	$30,453

Basic Earnings Per Common Share	$ 0.24	$ 0.24

Diluted Earnings Per Common Share	$ 0.24	$ 0.24

Cash dividends Per Common Share	$ 0.04	$ 0.04

Weighted Average Common Shares Outstanding, Basic	93,871	126,329

Weighted Average Common Shares Outstanding, Diluted	93,977	128,182

Operational Analysis:
Gross profit %, equipment	26.6%	25.6%
Gross profit %, customer service and supplies	40.0%	41.3%
Gross profit %, managed and professional services	28.4%	27.3%
Gross profit %, rental and fees	77.8%	75.5%
Gross profit %, other	36.9%	33.4%
Total gross profit %	33.1%	32.8%
Selling and administrative as a % of revenue	28.2%	27.9%
Operating income as a % of revenue	4.9%	4.9%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

	Six Months Ended March 31,
	2008	2007
Revenues
Equipment	$ 847,283	$869,923
Customer service and supplies	694,568	691,237
Managed and professional services	416,932	390,480
Rental and fees	64,484	69,984
Other	33,988	36,996

	2,057,255	2,058,620

Cost of Revenues
Equipment	624,485	650,093
Customer service and supplies	404,748	396,921
Managed and professional services	300,288	286,463
Rental and fees	15,133	18,395
Other	22,147	24,627

	1,366,801	1,376,499

Gross Profit
Equipment	222,798	219,830
Customer service and supplies	289,820	294,316
Managed and professional services	116,644	104,017
Rental and fees	49,351	51,589
Other	11,841	12,369

	690,454	682,121

Selling and administrative	594,489	581,417
Restructuring charge	6,612	-

Operating income	89,353	100,704

Interest income	3,281	6,399
Interest expense	30,277	24,982

Income before taxes on income	62,357	82,121
Taxes on income	24,895	24,331

Net income	$ 37,462	$57,790

Basic Earnings Per Common Share	$ 0.36	$ 0.46

Diluted Earnings Per Common Share	$ 0.36	$ 0.45

Cash dividends Per Common Share	$ 0.08	$ 0.08

Weighted Average Common Shares Outstanding, Basic	103,717	126,787

Weighted Average Common Shares Outstanding, Diluted	104,334	128,747

Operational Analysis:
Gross profit %, equipment	26.3%	25.3%
Gross profit %, customer service and supplies	41.7%	42.6%
Gross profit %, managed and professional services	28.0%	26.6%
Gross profit %, rental and fees	76.5%	73.7%
Gross profit %, other	34.8%	33.4%
Total gross profit %	33.6%	33.1%
Selling and administrative as a % of revenue	28.9%	28.2%
Operating income as a % of revenue	4.3%	4.9%

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Six Months Ended March 31,
(in thousands and unaudited)	2008		2007
Cash Flows from Operating Activities
Net income	$37,462		$57,790
Additions (deductions) to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	36,796		33,862
Amortization	517		352
Other non-cash items	1,645		675
Loss on disposal of property and equipment	200		503
Provision for losses on accounts and lease receivables	3,842		3,891
Restructuring charge	6,612		-
Provision for deferred income taxes	9,002		7,256
Stock-based compensation expense	5,574		4,980
Excess tax benefits from stock-based payments arrangements	(215)		(1,466)
Pension expense	2,099		1,029
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(29,550)		22,261
Decrease (increase) in inventories	19,184		(109,434)
Decrease in prepaid expenses and other current assets	121		4,646
(Decrease) increase in accounts payable	(22,334)		30,606
Increase (decrease) in deferred revenue	1,975		(10,584)
Decrease in accrued expenses	(12,298)		(49,671)
Contributions to pension plans	(1,926)		(1,936)
Increase (decrease) in taxes payable	2,535		(6,280)
Other	-		48
	-	-	—
Net cash provided by (used in) operating activities	61,241		(11,472)

Cash Flows from Investing Activities
Expenditures for property and equipment	(17,710)		(11,708)
Expenditures for equipment on operating leases	(11,886)		(12,731)
Proceeds from the sale of property and equipment and equipment on operating leases	5,679		4,928
Proceeds from the sale of lease receivables	97,752		106,964
Lease receivables — additions	(150,443)		(152,026)
Lease receivables — collections	50,721		49,311
Proceeds from life insurance	1,977		3,805
Other	(3,467)		(868)
		-
Net cash used in investing activities	(27,377)		(12,325)
		-

Cash Flows from Financing Activities
Short-term corporate debt borrowings, net	-		1
Repayment of other borrowings	(5,790)		(42)
Debt issuance costs	(3,915)		-
Debt modification costs	-		(15,750)
Corporate debt — issuances	151,780		-
Corporate debt — repayments	(5,933)		(615)
Non-corporate debt — issuances	18,714		4,220
Non-corporate debt — repayments	(9,849)		(7,175)
Dividends paid	(8,386)		(10,135)
Proceeds from stock option exercises	1,368		15,244
Excess tax benefits from stock-based payments arrangements	215		1,466
Purchase of treasury shares	(316,962)		(56,115)
		-
Net cash used in financing activities	(178,758)		(68,901)
		-

Effect of exchange rate changes on cash and cash equivalents	(1,301)		2,111
		-

Net decrease in cash and cash equivalents	$(146,195)		$(90,587)
Cash and cash equivalents at beginning of year	349,237		414,239
		-
Cash and cash equivalents at end of period	$203,042		$323,652
		-

Non-cash investing and financing activities:
Assets acquired under capital leases	$1,925		$5,998
		-